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                                                                EXHIBIT 10.27


                              EXCLUSIVE LICENSE


     This Agreement is entered into and effective as of June 17, 1997 by and between SBS Vertrieb GmbH having offices at Software-Zentrum, Boeblingen/Sinde1fingen c.V., Otto-Lilienthal-Strabe 36 D-71034 Boeblingen, Germany, (hereinafter "SBS"), and Xybernaut Corporation having offices at 12701 Fair Lakes Circle Fairfax, Virginia 22033 U.S.A., (hereinafter "Xybernaut").

     WHEREAS, SBS has been granted by certain members of SBS the exclusive right(s) to their inventions and developments relating to Mobile Computer(s), hereinafter "Developments". "Mobile Computer(s)" is defined as the type of system(s) described in present and future Xybernaut U.S. and foreign patents, hereinafter "Products"; and

     WHEREAS, Xybernaut desires to obtain a worldwide exclusive license under all said Developments and to assist SBS in the marketing of these Developments.

     NOW, THEREFORE, in consideration of the mutual promises contained herein, SBS and Xybernaut agree as follows:

1.0 Grants and Royalty

     SBS hereby grants to Xybernaut an exclusive royalty bearing worldwide license to reproduce, manufacture, use, sell, or sub-license all member Developments made during the term of their membership Each license will be negotiated between the parties hereto in terms and royalty defined in 1.1 and minimum royalties based upon the net revenues realized by Xybernaut on the sale marketing of each Product containing said Development. In addition, Xybernaut is hereby granted a non-exclusive royalty bearing license under all member inventions and developments not related to Mobile Computer(s). This non-exclusive license will be under most favored nations terms, i.e., terms at least as favorable as those to any other licensee wider similar circumstances.

1.1 If said Development is used in Product, Xybernaut and SBS agree to negotiate the Royalties in the form of a flat fee or a percentage of Net Revenue.

         In the event a price is not agreeable, both Xybernaut and SBS agree to hire a third party that specializes in the assessment of computer technology (e.g., Yankee Group or Dataquest) to help in the evaluation of the product and markets and establish a price. Both parties agree to be bound by the price evaluation by said third party. Also, the pricing will be reviewed and adjusted (if necessary) annually by both parties to ensure an equitable figure is used taking into consideration current market values.

         Net Revenue shall mean Xybernaut's or its designee's total selling price of Product FOB point of Product distribution after deduction of shipping, insurances, packing, taxes, export fees, and any sales commissions.

          1.2 Xybernaut hereby grants SBS a preferred provider status for customer solutions in Europe dealing with subject matter of Developments. SBS, in addition, shall be notified of opportunities and have the right to bid for customer specific software solutions relating to developments in Europe in the fields of the SBS defined expertise,





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                 where Xybernaut or its assignees is the prime contractor and
                 SBS will be awarded contracts on most favored nations terms.

          1.3 Xybernaut may terminate SBS's right of first refusal with regard to customer specific software solutions in Europe of
                 1.2 if SBS has repeatedly not carried out any such customer solutions to the satisfaction of Xybernaut. SBS is entitled to terminate the exclusivity as mentioned under 1.0, if Xybernaut has repeatedly not granted the first right of refusal according to paragraph 1.2 above.

          1.4 SBS may also terminate this Exclusive License during the renewal period if Xybernaut has not sponsored at SBS and paid for at least One Hundred Fifty Thousand Dollars ($150,000 US) far development or professional services to be rendered by SBS Xybernaut may cure such occurrence within 120 days of notification by SBS by sponsoring at SBS said minimum of $ 150,000 for projects of its selection.

2.0 Term

     Unless sooner terminated by thc parties, this Agreement will continue for a period of five (5) years from the effective date of this Agreement, renwab1e at the option of Xybernaut for an additional term.

3.0 Payment of Royalty

           Xybernaut shall pay SBS on the Net Revenue of all of said Developments marketed within sixty (60) days after the end of any month in which marketing revenue has been collected and cashed by Xybernaut. Xybernaut will maintain accurate records so that proper calculations of royalties due may be easily confirmed if required. All Net Revenues realized by Xybernaut upon which royalties may be based will be certified in writing by Xybernaut's auditors upon written request by SBS.

4.0 Additional Consideration

     In addition to paragraph 1.4 and the royalty Xybernaut will pay SBS on Developments marketed as set out in paragraph 1.1, Xybernaut will seriously consider funding various Xybernaut selected programs and/or projects conducted or to be conducted at SBS faci1ites or with SBS assistance.

                                 Miscellaneous

5.0 This Agreement constitutes the entire agreement between the parties and all prior agreements and understanding both oral and written are superseded by this Agreement.

6.0 Both parties have the right to publicize the existence of this Agreement but not the specifics or terms hereof unless agreeable to the other party hereto.

     This Agreement will be construed in accordance with the laws of the Commonwealth of Virginia U.S.A., however any disputes or controversies between the parties shall be submitted to arbitration in accordance with the International Chamber of Commerce (ICC) Arbitration rules. The place of arbitration shall be Paris, France as the location of the ICC.





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         IN WITNESS WHEREOF, the parties have cause their duly authorized representatives to execute this Agreement.

For Xybernaut Corporation                   For SBS Vertrieb GmbH

By: /S/ Steve Newman                        By: /S/ Edwin Vogt, President
    ---------------------                       -------------------------

Date:    06/14/97                           Date:    06/17/97
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